Exhibit 99.1
MERCANTILE BANCORP, INC. SHAREHOLDERS APPROVE PREFERRED
SHARE CLASS, ADDITIONAL COMMON SHARES
Quincy, Illinois, February 26, 2009 — Mercantile Bancorp, Inc. (AMEX: MBR), holding company for banks in Illinois, Missouri, Kansas and Florida, announced today it has received shareholder approval to authorize the company’s board of directors to create and issue one or more classes of preferred shares, and to add to its common share base to better position the company for future capital raising. The company has not issued any of these newly authorized shares.
The Mercantile board of directors has been granted the authority to create and issue up to 100,000 shares of preferred stock with such rights as the Board determines from time to time in the future, and an additional 2 million shares of common stock. Mercantile currently has 8,703,330 common shares outstanding and 5,296,670 common shares now available for issuance.
“Our decision to request the ability to issue preferred shares, which the company has never had before, was prompted by our consideration of the U.S. Treasury’s Capital Purchase Program, which requires non-voting preferred shares for participation,” said Ted T. Awerkamp, president and CEO. “Access to a class of preferred shares and additional unissued common shares gives us greater alternatives for seeking new capital, in addition to our possible participation in a Treasury program, should that be in the company’s best interest.”
Awerkamp said the company maintains well-capitalized ratios at each of its affiliated banks, and that these additional capital-raising options put the company’s operating banks in the best position possible to maintain strong capital positions and to continue to serve their communities.
Mercantile Bancorp, Inc. is a Quincy, Illinois-based bank holding company with majority-owned subsidiaries consisting of three banks in Illinois, and one bank in each of Missouri, Kansas and Florida, where the company conducts full-service commercial and consumer banking business, engages in mortgage banking, trust services and asset management, and provides other financial services and products. The company operates a loan production office in Indiana. In addition, the Company has minority investments in nine community banks in Missouri, Georgia, Florida, Colorado, California and Tennessee.
Forward-Looking Statements
This release contains information and “forward-looking statements” that relate to matters that are not historical facts and which are usually preceded by the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. These forward-looking statements are subject to significant risks, assumptions and uncertainties. Because of these and other uncertainties, our actual results may be materially different from those described in these forward-looking statements. The forward-looking statements in this release speak only as of the date of the release, and we do not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.